                                [HAWTHORNE GRAPHIC]

                         HAWTHORNE FINANCIAL CORPORATION
                                  PRESS RELEASE

JANUARY 30, 2003

IMMEDIATE RELEASE

Contact: Ms. Simone Lagomarsino, President and Chief Executive Officer (310)
         725-5631 Mr. David Rosenthal, Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL REPORTS RECORD 35% INCREASE IN NET INCOME FOR 2002

(El Segundo, CA) Hawthorne Financial Corporation (the "Company"), (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B. (the "Bank"), today announced that 2002 net income was the highest in the 51 year history of the Company. The Company's record 2002 net income of $22.7 million represented an increase of 34.85%, compared to $16.8 million a year earlier. Diluted earnings per share for the year were $2.88, representing an increase of 29.15% compared to earnings per share for 2001 of $2.23. Net income includes the financial impact since August 23, 2002, of the Company's acquisition of First Fidelity Bancorp, Inc. ("First Fidelity"), which the Company discussed in a press release issued on October 8, 2002.

"By nearly every key performance measurement, this past year was the most successful in the Company's history," said Simone Lagomarsino, the Company's President and Chief Executive Officer. "We are exceedingly proud of our team of employees for the successful acquisition and integration of First Fidelity and the many other accomplishments throughout the year, culminating in a year of record earnings, strong loan originations, continued improvement in asset quality, significant progress in growing core deposits, and most importantly, growth in shareholder value," Ms. Lagomarsino commented.

During 2002, the Company repurchased the balance of its 12.5% Senior Notes, the majority of which were redeemed on December 31, 2002 at the call premium of 106.25%. The repurchases resulted in an extraordinary item, net of tax, of $1.1 million, or $0.13 per diluted share during the fourth quarter, and $1.2 million, or $0.15 per diluted share during the year. "We were very pleased to have restructured and retired our debt, which will have a significant impact on future earnings, by reducing our interest expense by approximately $2.1 million per year, if interest rates remain at current levels," commented Ms. Lagomarsino. The Company used a combination of cash and trust preferred securities to fund the repurchases.

Net income for the full year 2002 before the extraordinary item was $23.9 million, or $3.03 per diluted share, representing an increase of 38.15% over net income of $17.3 million, or $2.29 per diluted share in 2001. Fourth quarter 2002 income before extraordinary item was $7.0 million, or $0.83 per diluted share, compared with $5.7 million, or $0.75 per diluted share, for the fourth quarter of 2001. Net income for the fourth quarter of 2002 was $5.9 million, or $0.70 per diluted share after extraordinary item, compared with net income of $5.5 million, or $0.72 per diluted, for the same quarter of 2001.

RETURN ON ASSETS/RETURN ON EQUITY

Net income for the three and twelve months ended December 31, 2002, resulted in a return on average assets before extraordinary item ("ROA") of 1.15% and 1.15%, respectively, compared with a ROA of 1.22% and 0.96%, during the same periods in 2001. Return on average equity before extraordinary item ("ROE") was 17.63% and 17.80%, respectively, for the three and twelve months ended December 31, 2002, compared with a ROE of 19.35% and 15.55% during the same periods in 2001.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 2 OF 11

NET INTEREST INCOME

The Company's net interest income increased 25.42% to $21.4 million ($17.1 million for 2001) and 17.88% to $73.1 million ($62.0 million for 2001), during the three and twelve months ended December 31, 2002, respectively. The Company's net interest margin for the three and twelve months ended December 31, 2002, was 3.55% and 3.57%, respectively, compared with 3.66% and 3.45% during the same periods in 2001. The Company's net interest margin for the last half of 2002 was 3.46%, which is slightly above previous guidance.

The Company said a number of significant items contributed to the year-over-year increase in net interest income: 1) a more stable interest rate environment in 2002, as the Federal Reserve lowered rates once in 2002, compared with eleven times during 2001; 2) inclusion of First Fidelity net assets as of August 23, 2002; 3) the average cost of interest-bearing liabilities decreased faster than the yield earned on average earning-assets; 4) the majority of adjustable rate loans reached their contractual floors; 5) the initiation of treasury activities which resulted in incremental income from investment securities; and 6) the collection of $1.0 million in interest on real estate loans that were brought current.

The average cost of funds for the Company decreased to 3.08% (4.35% for 2001) and 3.41% (5.21% for 2001) during the three and twelve months ended December 31, 2002, respectively. The reduction in the cost of funds is the result of the combination of the continued downward pressure on interest rates, maturing certificates of deposit, which were higher than current market rates, and the shift in the deposit mix during 2002.

During 2002, the Company was liability sensitive as the majority of its ARM loans reached their contractual floors. As of December 31, 2002, 91.28% of the loans in the Company's loan portfolio were adjustable rate, of which approximately 62.75%, or $1.22 billion, have reached their internal interest rate floors and thus have taken on fixed rate characteristics. As borrowers refinanced loans, the Company continued to experience prepayments of $163.7 million with a weighted average interest rate of 7.40% and $668.0 million with a weighted average interest rate of 7.61%, for the three and twelve months ended December 31, 2002, respectively. The negative impact of prepayments was partially mitigated by new loan production of $755.8 million with a weighted average rate of 6.00%, for the twelve months ended December 31, 2002. As a result, the yield on interest-earning assets was 6.42% (7.64% for 2001) and 6.69% (8.20% for 2001) during the three and twelve months ended December 31, 2002, respectively.

Assuming a flat interest rate environment, previously announced guidance that the net interest margin will be in the range of 3.35% to 3.45% for 2003, remains unchanged.

NONINTEREST REVENUES

Noninterest revenues increased 63.36% and 13.45% to $2.2 million and $6.4 million for the three and twelve months ended December 31, 2002, respectively, compared with $1.3 million and $5.6 million during the same periods in 2001. Loan and other related fees constituted 65.43% of noninterest revenues and were comprised primarily of prepayment fees resulting from the high level of refinancings. Fee income on deposits increased 12.78% for the year ended December 31, 2002, compared with the same period in 2001, resulting from the growth in core transaction deposits.

In July 2002, the Bank's subsidiary, HS Financial Services Corporation, commenced operations, its primary business being the sale of non-deposit investment and insurance products. This alternative investment program further expands the array of products offered in the Bank's branches and is expected to contribute to increasing the cross-sell ratio, the Company said. The ratio of products per household was 2.44 at December 31, 2002, for the combined Bank, compared with 2.37 at December 31, 2001.

The Company expects noninterest revenues for 2003 to increase in excess of 10%, from a combination of increases in other loan related fees and deposit related fees, despite an expected decrease in prepayment fees as refinancings are anticipated to slow in 2003.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 3 OF 11

NONINTEREST EXPENSE

Total general and administrative expenses ("G&A") were $12.0 million and $38.5 million, for the three and twelve months ended December 31, 2002, respectively, compared with $8.2 million and $34.5 million of G&A incurred during the same periods in 2001. Although G&A (excluding Other/legal settlements) for the year ended 2002 reflected a 10.99% increase, compared with G&A for the same period in 2001, G&A to average assets decreased from 1.88% to 1.82%. The increase in G&A was primarily attributable to the acquisition of First Fidelity. The Company's efficiency ratios were 50.44% and 48.07% for the three and twelve months ended December 31, 2002, respectively, compared with 44.80% and 50.89% during the same periods in 2001. The Company is pleased with the continued improvements in the efficiency ratio as a result of a strong focus on cost containment. The Company remains focused on its goal to reduce the efficiency ratio to 45% or less in 2003.

INCOME TAXES

The effective tax rate was 40.48% for the year ended 2002, compared with 42.16% for 2001. The lower effective tax rate in 2002 was primarily the result of a $0.6 million nonrecurring tax benefit in the third quarter as a result of a change in state tax law related to the treatment of bad debts, which impacted all California financial institutions with assets in excess of $500.0 million.

LOANS

Average loans increased to $1.8 billion in 2002, an increase of 8.08% over the prior year, primarily due to the First Fidelity acquisition. The composition of the loan portfolio also changed in 2002 as a result of the acquisition of First Fidelity. For the year ended 2002, single family residential loans comprised 39.81% of the portfolio, down from 52.68% a year earlier. The loans for income producing properties, including multi-family residential loans, comprised 50.33% of the portfolio at December 31, 2002, compared with 28.25% a year earlier. Construction and land loans comprised 9.64% of the portfolio, compared with 18.69% a year earlier. "The change in our loan portfolio mix, which reflects the Bank's emphasis on increasing its income producing property lending, will lead to increasing the portfolio yields in the future," Ms. Lagomarsino said. "At the same time, we expect that by diversifying the portfolio and reducing average loan size, we will be able to maintain asset quality at our current strong levels," Ms. Lagomarsino added.

During the fourth quarter of 2002, average loans included the full impact of the First Fidelity acquisition, totaling $2.1 billion, a 22.92% increase over the fourth quarter of 2001. New loan originations, were $227.9 million for the fourth quarter of 2002, an increase of 44.75%, compared with the fourth quarter of 2001.

"We substantially strengthened our management team last year, as a direct result of the acquisition, and most recently with the addition of Bob Quinn, our new Chief Lending Officer," Ms. Lagomarsino said. "This added strength leads us to expect double digit growth in net loans in 2003," she commented.

DEPOSITS

Transaction accounts increased $262.9 million, to $637.4 million at December 31, 2002, from $374.5 million at December 31, 2001. Transaction accounts comprised 38.33% of total deposits at December 31, 2002, compared with 31.21% at December 31, 2001. Certificates of deposit totaled $1.03 billion, or 61.67% of total deposits at December 31, 2002, compared with 68.79% of total deposits, or $825.2 million, at December 31, 2001. As of December 31, 2002, the Bank had 66,105 total retail deposit accounts, 39,851 total households and 20,952 checking accounts, which reflects increases from the prior year of 9.83%, 14.65% and 6.16%, respectively.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 4 OF 11

"We look forward to initiating new retail products, to improving the range of value added services offered to our customers, and continuing to offer our highly successful "extreme service" in all of our branches," said Ms. Lagomarsino. "The Company's plan to reposition First Fidelity's deposit customers into core Hawthorne Savings' customers is well underway, having completed the move of two of our four newly acquired branches to more desirable retail locations. Management anticipates opening two new branches in 2003 and continuing to implement our branching strategy in Orange and San Diego Counties similar to the strategy we have implemented in the South Bay area of Los Angeles County during the past three years, which is designed to place us in the top five institutions in the markets we serve," Ms. Lagomarsino added.

ASSET QUALITY

Nonaccrual loans totaled $7.7 million (or 0.31% of total assets) at December 31, 2002, compared with $20.7 million (or 1.11% of total assets) at December 31, 2001. Total classified loans were $23.7 million at December 31, 2002, compared with $58.0 million at December 31, 2001. The Company held no other real estate owned properties at December 31, 2002, compared with $1.3 million at December 31, 2001. Net loan charge-offs were $3.4 million (0.16% of loans, net of specific allowance) and $2.2 million (0.13% of loans, net of specific allowance) for the years ended 2002 and 2001, respectively. Net loan charge-offs for the fourth quarter of 2002 and 2001 were $0.6 million and $0.0 million, respectively. "Classified assets, nonaccrual loans and real estate owned properties continue to be at the lowest levels in over fifteen years," Ms. Lagomarsino said. "The Bank's specific valuation allowance decreased from $3.6 million at December 31, 2001 to $0.2 million at December 31, 2002, as a result of current year charge-offs, which were anticipated and specifically reserved in the 2001 allowance," she added.

Provisions for credit losses totaled $0.1 million and $0.9 million for the three and twelve months ended December 31, 2002, respectively, compared with $0.5 million and $3.4 million, during the same periods in 2001. The decrease in the provision for credit losses was due to an overall significant improvement in asset quality. At December 31, 2002, the ratio of total allowance for credit losses to loans receivable, net of specific allowance and deferred fees and costs, was 1.64%, compared with 1.76% at December 31, 2001.

Based on the current assessment of asset quality and economic indicators, management currently anticipates that the provision for credit losses for 2003 will not require any significant specific allowances and will be based primarily on loan growth.

STOCK REPURCHASES

During the fourth quarter of 2002, there were 127,581 shares repurchased at an average price of $28.44. As of December 31, 2002, cumulative repurchases were 1,182,983 shares at an average price of $20.88. There were 1,188,383 treasury shares at December 31, 2002. Currently, $5.9 million is available for additional share repurchases under existing authorizations.

LEGAL PROCEEDINGS

The Company also announced that, on January 17, 2003, it was awarded a judgment of $954,000 in damages by a federal court jury against Reliance Insurance Company. The case stemmed from Reliance's failure to indemnify the Bank under its directors' and officers' liability policy for the 1999 settlement of a lawsuit against the Bank's former president and chief executive officer. Reliance Insurance Company is in liquidation in the State of Pennsylvania. Eileen Lyon, General Counsel of Hawthorne Financial, said, "Once Reliance's financial condition began to deteriorate, the Bank was able to require Reliance to post a bond for the full amount of any judgment against it." Ms. Lyon further commented that, "Reliance has stated that it intends to appeal on various legal grounds." Accordingly, the Company will not recognize income related to the judgment until the amount is collected.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 5 OF 11

CAPITAL LEVELS

At December 31, 2002, the Bank is categorized as well-capitalized with core, tier 1 and risk-based capital ratios of 7.46%, 10.42% and 11.68%, respectively. The minimum ratios for well-capitalized banks are 5%, 6% and 10% for core capital, tier 1 and risk-based capital, respectively.

ABOUT HAWTHORNE SAVINGS

Hawthorne Savings, F.S.B., with total assets of $2.5 billion, operates thirteen branches in the coastal counties of Southern California. The Company specializes in real estate secured loans in the niche markets that it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent loans secured by multi-family residential and commercial real estate,
3) loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. The Company funds its loans predominantly with retail deposits generated through its thirteen full service retail offices and FHLB advances.

                                    * * * * *

When used in this press release or in future press releases, filings by Hawthorne Financial Corporation ("Company") with the Securities and Exchange Commission ("SEC"), or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Also, the Company wishes to advise readers that various risks and uncertainties could affect the Company's financial performance and cause actual results for future periods to differ materially from those anticipated or projected. Specifically, the Company cautions readers that important factors could affect the Company's business and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, including: general economic conditions in its market area, particularly changes in economic conditions in the real estate industry or real estate values in our market, changes in market interest rates, increased loan prepayments, risk associated with credit quality, outcome of pending litigation, inherent market risk associated with treasury activities, the Company's ability to successfully implement new strategic initiatives and other risks with respect to its business and/or financial results detailed in the Company's press releases and filings with the SEC. Stockholders are urged to review the risks described in such releases and filings. The risks highlighted herein should not be assumed to be the only factors that could affect future performance of the Company. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 6 OF 11

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
(Dollars in thousands)


                                                                                DECEMBER 31,      DECEMBER 31,
                                                                                   2002              2001
                                                                                   ----              ----
Assets:
    Cash and cash equivalents                                                  $    21,849       $    98,583
    Investment securities available for sale, at fair value                        267,596                --
    Loans receivable (net of allowance for credit losses
       of $35,309 in 2002 and $30,602 in 2001)                                   2,114,255         1,709,283

    Real estate owned                                                                   --             1,312
    Accrued interest receivable                                                     11,512             9,677
    Investment in capital stock of Federal Home Loan Bank, at cost                  34,705            24,464
    Office property and equipment at cost, net                                       5,106             4,237
    Deferred tax asset, net                                                         11,482             4,363
    Goodwill                                                                        22,970                --
    Intangible assets                                                                1,388                --
    Other assets                                                                     5,521             4,278
                                                                               -----------       -----------
            Total assets                                                       $ 2,496,384       $ 1,856,197
                                                                               ===========       ===========

Liabilities and Stockholders' Equity:
    Liabilities:
       Deposits:
         Noninterest-bearing                                                   $    39,818       $    35,634
         Interest-bearing:
            Transaction accounts                                                   597,528           338,829
            Certificates of deposit                                              1,025,464           825,182
                                                                               -----------       -----------
            Total deposits                                                       1,662,810         1,199,645
       FHLB advances                                                               600,190           484,000
       Senior notes                                                                     --            25,778
       Capital securities                                                           51,000            14,000
       Accounts payable and other liabilities                                       19,318            12,325
                                                                               -----------       -----------
            Total liabilities                                                    2,333,318         1,735,748
                                                                               -----------       -----------

Stockholders' Equity:
    Common stock -- $0.01 par value; authorized 20,000,000 shares; issued,
       8,576,048 shares (2002) and
       5,920,266 shares (2001)                                                          86                59
    Capital in excess of par value-- common stock                                   81,087            44,524
    Retained earnings                                                              105,134            82,435
    Accumulated other comprehensive income                                           1,504                --
    Less:
          Treasury stock, at cost-- 1,188,383 shares (2002) and
             560,719 shares (2001)                                                 (24,745)           (6,569)
                                                                               -----------       -----------
            Total stockholders' equity                                             163,066           120,449
                                                                               -----------       -----------
            Total liabilities and stockholders' equity                         $ 2,496,384       $ 1,856,197
                                                                               ===========       ===========

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 7 OF 11

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

                                                                     THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                        DECEMBER 31,                     DECEMBER 31,
                                                                        ------------                     ------------
                                                                      2002          2001           2002          2001
                                                                      ----          ----           ----          ----
Interest revenues:
  Loans                                                           $  36,239      $  34,832      $ 130,628      $ 143,249
  Investments and other securities                                    1,937             --          3,155             --
  Fed funds and other                                                   476            793          3,411          4,437
                                                                  ---------      ---------      ---------      ---------
        Total interest revenues                                      38,652         35,625        137,194        147,686
                                                                  ---------      ---------      ---------      ---------
Interest costs:
  Deposits                                                            9,753         12,181         36,755         60,022
  FHLB advances                                                       6,028          5,258         21,931         20,956
  Senior notes                                                          708            852          3,120          3,970
  Capital securities                                                    745            257          2,281            722
                                                                  ---------      ---------      ---------      ---------
        Total interest costs                                         17,234         18,548         64,087         85,670
                                                                  ---------      ---------      ---------      ---------
Net interest income                                                  21,418         17,077         73,107         62,016
Provision for credit losses                                             100            500            870          3,400
                                                                  ---------      ---------      ---------      ---------
        Net interest income after provision for credit losses        21,318         16,577         72,237         58,616
Noninterest revenues:
   Loan related and other fees                                        1,416            968          4,179          4,268
   Deposit fees                                                         392            353          1,536          1,362
   Other                                                                350             --            672             --
                                                                  ---------      ---------      ---------      ---------
         Total noninterest revenues                                   2,158          1,321          6,387          5,630
Income/(loss) from real estate operations, net                           --             (4)            71            205
Noninterest expenses:
  General and administrative expenses:
      Employee                                                        6,974          4,772         22,389         18,320
      Operating                                                       2,177          1,361          7,259          6,409
      Occupancy                                                       1,227          1,031          4,109          4,015
      Professional                                                      768            481          2,132          2,857
      Technology                                                        571            372          1,734          1,897
      SAIF premiums and OTS assessments                                 175            225            588            929
      Other/legal settlements                                           105             --            323            110
                                                                  ---------      ---------      ---------      ---------
         Total general and administrative expenses                   11,997          8,242         38,534         34,537
                                                                  ---------      ---------      ---------      ---------
Income before income taxes and extraordinary item                    11,479          9,652         40,161         29,914
Income tax provision                                                  4,499          3,975         16,259         12,612
                                                                  ---------      ---------      ---------      ---------
Income before extraordinary item                                      6,980          5,677         23,902         17,302

Extraordinary item, related to early extinguishment of debt          (1,078)          (203)        (1,203)          (469)
                                                                  ---------      ---------      ---------      ---------
Net income                                                        $   5,902      $   5,474      $  22,699      $  16,833
                                                                  =========      =========      =========      =========
Basic earnings per share before extraordinary item                $    0.94      $    1.06      $    3.75      $    3.27
                                                                  =========      =========      =========      =========
Basic earnings per share after extraordinary item                 $    0.79      $    1.02      $    3.56      $    3.18
                                                                  =========      =========      =========      =========
Diluted earnings per share before extraordinary item              $    0.83      $    0.75      $    3.03      $    2.29
                                                                  =========      =========      =========      =========
Diluted earnings per share after extraordinary item               $    0.70      $    0.72      $    2.88      $    2.23
                                                                  =========      =========      =========      =========
Weighted average basic shares outstanding                             7,424          5,360          6,382          5,291
                                                                  =========      =========      =========      =========
Weighted average diluted shares outstanding                           8,427          7,583          7,891          7,565
                                                                  =========      =========      =========      =========

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 8 OF 11

SUPPLEMENTAL INFORMATION - CLASSIFIED ASSETS (UNAUDITED)
(Dollars in thousands)

                                                                              DECEMBER 31,     DECEMBER 31,
                                                                                 2002             2001
                                                                                 ----             ----
Risk elements:
    Nonaccrual loans                                                          $    7,675      $   20,666
    Real estate owned, net                                                            --           1,312
                                                                              ----------      ----------
                                                                                   7,675          21,978
   Performing loans classified substandard or lower (1)                           16,002          37,341
                                                                              ----------      ----------
         Total classified assets                                              $   23,677      $   59,319
                                                                              ==========      ==========
         Total classified loans                                               $   23,677      $   58,007
                                                                              ==========      ==========
Loans restructured and paying in accordance with modified terms (2)           $    2,468      $    4,506
                                                                              ==========      ==========
Gross loans before allowance for credit losses                                $2,149,564      $1,739,885
                                                                              ==========      ==========
Loans receivable, net of specific allowance and deferred (fees) and costs     $2,149,376      $1,736,310
                                                                              ==========      ==========
Delinquent loans:
    30 - 89 days                                                              $    5,357      $    2,742
    90+ days                                                                       7,175           4,982
                                                                              ----------      ----------
        Total delinquent loans                                                $   12,532      $    7,724
                                                                              ==========      ==========
Allowance for credit losses:
    General                                                                   $   35,121      $   27,027
    Specific                                                                         188           3,575
                                                                              ----------      ----------
        Total allowance for credit losses                                     $   35,309      $   30,602
                                                                              ==========      ==========
Net loan charge-offs:
    Net charge-offs (3)                                                       $    3,352      $    2,248
    Percent to loans receivable, net of specific allowance and
       deferred (fees) and costs                                                    0.16%           0.13%
    Percent to beginning of period allowance for credit losses                     10.95%           7.63%
Selected asset quality ratios at period end:

   Total nonaccrual loans to total assets                                           0.31%           1.11%
   Total allowance for credit losses to loans receivable, net of
       specific allowance and deferred (fees) and costs                             1.64%           1.76%
   Total general allowance for credit losses to loans receivable,
       net of specific allowance and deferred (fees) and costs                      1.63%           1.56%
   Total allowance for credit losses to nonaccrual loans                          460.05%         148.08%
   Total classified assets to Bank core capital and general                        10.83%          32.59%
       allowance for credit losses

(1)   Excludes nonaccrual loans.

(2)   Troubled debt restructured loans not classified and not on nonaccrual.

(3) During the course of the year, charge-offs are anticipated and reflected as valuation allowances.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 9 OF 11

NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)

                                                                               THREE MONTHS ENDED DECEMBER 31,
                                                                               -------------------------------
                                                                        2002                                  2001
                                                                        ----                                  ----
                                                                                 WEIGHTED                               WEIGHTED
                                                         AVERAGE    REVENUES/    AVERAGE        AVERAGE     REVENUES/    AVERAGE
                                                         BALANCE      COSTS     YIELD/COST      BALANCE      COSTS     YIELD/COST
                                                         -------      -----     ----------      -------      -----     ----------
Assets:
Interest-earning assets:
      Loans receivable (1)                              $ 2,143,543   $ 36,239      6.74%      $ 1,743,897   $ 34,832      7.96%
      Cash, Fed funds and other                              11,238         47      1.66            89,016        484      2.16
      Investment securities                                 211,006      1,937      3.64                 -          -         -
      Investment in capital stock of
          Federal Home Loan Bank                             34,456        430      4.95            23,351        309      5.25
                                                         ----------    -------                 -----------   --------
                Total interest-earning assets             2,400,243     38,653      6.42         1,856,264     35,625      7.64
                                                                       -------     -----                     --------     -----
Noninterest-earning assets                                   30,002                                    314
                                                         ----------                            -----------
                Total assets                             $2,430,245                            $ 1,856,578
                                                         ==========                            ===========
Liabilities and Stockholders' Equity:
      Interest-bearing liabilities:
          Deposits                                      $ 1,561,422    $ 9,753      2.48%      $ 1,187,632   $ 12,181      4.07%
          FHLB advances                                     579,847      6,027      4.07           459,272      5,258      4.48
          Senior notes                                       22,578        708     12.50            27,230        852     12.52
          Capital securities                                 45,946        745      6.49            10,848        257      9.48
                                                        -----------    -------                 -----------   --------
                Total interest-bearing liabilities        2,209,793     17,233      3.08         1,684,982     18,548      4.35
                                                                       -------     -----                     --------     -----

      Noninterest-bearing checking                           38,255                                 33,894
      Noninterest-bearing liabilities                        23,828                                 20,346
      Stockholders' equity                                  158,369                                117,356
                                                         ----------                            -----------
                Total liabilities and stockholders'
                        equity                           $2,430,245                            $ 1,856,578
                                                         ==========                            ===========

Net interest income                                                   $ 21,420                               $ 17,077
                                                                      ========                               ========
Interest rate spread                                                                3.34%                                 3.29%
                                                                                   =====                                 =====
Net interest margin                                                                 3.55%                                 3.66%
                                                                                   =====                                 =====

(1) Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 10 OF 11

NET INTEREST INCOME (UNAUDITED)
(Dollars in thousands)

                                                                               TWELVE MONTHS ENDED DECEMBER 31,
                                                                               --------------------------------
                                                                         2002                                  2001
                                                                         ----                                  ----
                                                                                   WEIGHTED                              WEIGHTED
                                                        AVERAGE       REVENUES/     AVERAGE     AVERAGE      REVENUES/    AVERAGE
                                                        BALANCE         COSTS     YIELD/COST    BALANCE        COSTS     YIELD/COST
                                                        -------         -----     ----------    -------        -----     ----------
Assets:
Interest-earning assets:
      Loans receivable (1)                              $1,833,856      130,628        7.12%    $1,696,785    $ 143,249      8.44%
      Cash, Fed funds and other                            109,178        1,818        1.67         81,446        3,231      3.97
      Investment securities                                 77,988        3,155        4.05              -            -         -
      Investment in capital stock of
          Federal Home Loan Bank                            28,281        1,593        5.63         21,754        1,206      5.54
                                                       -----------     --------                -----------    ---------
                Total interest-earning assets            2,049,303      137,194        6.69      1,799,985      147,686      8.20
                                                                       --------       -----                   ---------     -----
Noninterest-earning assets                                  23,888                                   2,845
                                                       -----------                             -----------
                Total assets                           $ 2,073,191                             $ 1,802,830
                                                       ===========                             ===========

Liabilities and Stockholders' Equity:
      Interest-bearing liabilities:
          Deposits                                     $ 1,300,177     $ 36,755        2.83%   $ 1,191,618    $  60,022      5.04%
          FHLB advances                                    511,614       21,931        4.23        407,836       20,956      5.07
          Senior notes                                      24,819        3,120       12.50         31,714        3,970     12.52
          Capital securities                                32,540        2,281        7.01          7,345          722      9.83
                                                       -----------     --------                -----------    ---------
                Total interest-bearing liabilities       1,869,150       64,087        3.41      1,638,513       85,670      5.21
                                                                       --------       -----                   ---------     -----
      Noninterest-bearing checking                          37,258                                  32,956
      Noninterest-bearing liabilities                       32,477                                  20,098
      Stockholders' equity                                 134,306                                 111,263
                                                       -----------                             -----------
                Total liabilities and stockholders'
                         equity                        $ 2,073,191                             $ 1,802,830
                                                       ===========                             ===========
Net interest income                                                    $ 73,107                               $  62,016
                                                                       ========                               =========
Interest rate spread                                                                   3.28%                                 2.99%
                                                                                      =====                                 =====
Net interest margin                                                                    3.57%                                 3.45%
                                                                                      ======                                =====

(1) Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

                         HAWTHORNE FINANCIAL CORPORATION

2002 RESULTS
JANUARY 30, 2003
PAGE 11 OF 11

NET LOAN PORTFOLIO COMPOSITION (UNAUDITED)
(Dollars in thousands)

                                                     DECEMBER 31, 2002              DECEMBER 31, 2001
                                                     -----------------              -----------------
                                                BALANCE           PERCENT         BALANCE        PERCENT
                                                -------           -------         -------        -------
Single family residential                       $  851,268         39.81%      $  913,255         52.68%
Income property:
Multi-family                                       689,100         32.22%         254,530         14.68%
Commercial                                         387,354         18.11%         235,156         13.57%
Development:
Multi-family                                        57,037          2.67%         102,682          5.92%
Commercial                                          41,168          1.93%          68,431          3.95%
Single family construction:
Single family residential                           75,218          3.52%         104,158          6.01%
Land                                                32,612          1.52%          48,719          2.81%
Other                                                4,738          0.22%           6,617          0.38%
                                                ----------        ------       ----------        ------
Total loan principal (1)                        $2,138,495        100.00%      $1,733,548        100.00%
                                                ==========        ======       ==========        ======

(1)   Excludes net deferred fees and costs.

                                                              THREE MONTHS ENDED     TWELVE MONTHS ENDED
SELECTED FINANCIAL DATA (UNAUDITED) (1)                            DECEMBER 31,          DECEMBER 31,
                                                                   ------------          ------------
(Dollars in thousands)                                           2002       2001      2002       2001
                                                                 ----       ----      ----       ----
PERFORMANCE RATIOS

Return on average assets (2)                                     0.97%      1.18%      1.09%      0.93%
Return on average equity (2)                                    14.91%     18.66%     16.90%     15.13%
Efficiency ratio (3)                                            50.44%     44.80%     48.07%     50.89%

GROWTH RATIOS

Total assets                                                                          34.49%      5.86%
Loans receivable, net                                                                 23.69%      6.30%
Total deposits                                                                        38.61%     -1.25%

                                                       DECEMBER 31,       DECEMBER 31,
                                                          2002                2001
                                                          ----                ----
BANK CAPITAL RATIOS
Core capital                                            $ 183,942           $154,981
Ratio                                                        7.46%              8.36%
Tier 1 capital                                          $ 183,942           $154,981
Ratio                                                       10.42%             11.63%
Risk-based capital                                      $ 206,175           $169,278
Ratio                                                       11.68%             12.70%

BOOK VALUE PER SHARE AS OF DECEMBER 31, 2002
        Basic $22.07
        Diluted $19.41
        Tangible diluted $16.40 (4)

(1)   All ratios were calculated based on net income, after extraordinary item.

(2)   Annualized for the three months ended December 31, 2002.

(3) Represents total general and administrative expenses (excluding other/legal settlements) divided by net interest income before provision for credit losses and noninterest revenues.

(4) Excludes Statement of Financial Accounting Standards ("SFAS") No. 115, unrealized gain on available-for-sale securities, net of tax.